FOR IMMEDIATE RELEASE
November 4, 2004

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal 2004 Fourth Quarter and Annual Results

CHARLOTTE, N.C.—November 4, 2004—Ruddick Corporation (NYSE:RDK) today reported that consolidated sales for the 14-week fourth quarter of fiscal 2004 ended October 3, 2004 increased by 14.3% to $773 million from $676 million in the prior year 13-week fourth quarter. For the 53-week fiscal year ended October 3, 2004, sales of $2.87 billion were 5.3% above the $2.72 billion for the prior 52-week fiscal year. The increase in sales for the quarter resulted from sales improvements at both the Harris Teeter supermarket subsidiary and the American & Efird (“A&E”) sewing thread subsidiary and the additional week of operations. The primary increase in sales for the year resulted from sales improvements at Harris Teeter and the additional week of operations.

The Company reported consolidated net income of $17.9 million, or $0.38 per diluted share, for the fourth quarter of fiscal 2004 compared to net income of $16.4 million, or $0.35 per diluted share, in the prior year fourth quarter. For the 53 weeks ended October 3, 2004, consolidated net income was $64.7 million, or $1.38 per diluted share, compared to $59.9 million, or $1.29 per diluted share, for the 52 weeks ended September 28, 2003. The increase in net income for the fourth fiscal quarter resulted primarily from operating profit improvements at both subsidiaries. Operating profit improvement at Harris Teeter was the major contributing factor for the increase in net income for fiscal 2004.

For the 14-week fourth quarter of fiscal 2004, Harris Teeter sales rose 14.0% to $689.9 million from $605.2 million in the 13-week fourth quarter of fiscal 2003. For the 53-week fiscal year ended October 3, 2004, sales rose 5.8% to $2.57 billion from $2.43 billion in fiscal 2003. The additional week in fiscal 2004 accounted for approximately 8.0% and 2.0% of the total sales increase for the quarter and fiscal year, respectively. Comparable store sales increased 4.93% and 2.97% for the fourth quarter and fiscal year, respectively. Comparable store sales was computed on a 14-week and 53-week basis by adding an additional week of sales to the respective prior year periods.

During fiscal 2004, Harris Teeter opened seven new stores (two of which were replacement stores), remodeled thirteen stores, and closed nine stores resulting in 138 stores in operation at October 3, 2004. The company currently anticipates opening eleven new stores in fiscal 2005. On a routine basis the company periodically reviews its business strategy and evaluates its existing store operations and from time to time will close or divest older or underperforming stores.

Operating profit at Harris Teeter increased by 15.9% to $28.3 million for the fourth quarter of fiscal 2004 as compared to $24.4 million in the prior year period. Operating profit as a percent of sales improved to 4.10% during the fourth quarter of 2004 from 4.03% in the comparable period of the prior year. For fiscal 2004, operating profit was $104.4 million, an increase of 11.5% from $93.6 million in the prior year period. For fiscal 2004 operating profit as a percent of sales improved to 4.06% from 3.85% for fiscal 2003. Operating profit for fiscal 2004 was impacted by a pre-tax charge of $1.7 million related to leasehold improvements that were written off in the third quarter of fiscal 2004 associated with a lease that was terminated and renegotiated with the landlord.

Harris Teeter’s operating profit and margin improvements were achieved primarily through the continued growth in comparable store sales and the effective management of operational costs and promotional strategies. The operating margin improved despite the leasehold write-off expense discussed above and increased costs associated with closing stores, bankcard fees, and employee pension and incentive benefits.

Thomas W. Dickson, President and Chief Executive Officer of Ruddick commented, “We are pleased with our overall gains in market share within our primary markets. These gains are reflective of our focus on providing all of our customers with a superior shopping experience. We are also very pleased with the gains we’ve experienced from our private label programs. The Harris Teeter Farmers Market™ for produce, the Harris Teeter Fishermans Market™ for seafood and our Harris Teeter Reserve® Angus Beef programs continue to experience sales increases at a greater rate than the company average. All of these programs are designed to expand our variety and increase sales as well as customer satisfaction.”

A&E’s sales for the fourth quarter of fiscal 2004 increased to $82.8 million or 16.7% from the $70.9 million for the same fiscal quarter last year. Foreign sales increased by 19.3% and domestic sales increased by 13.9% during the fourth fiscal quarter. The increase in A&E’s foreign and domestic sales for the fourth fiscal quarter was attributable to both the additional operating week and sales improvements. Foreign sales accounted for approximately 54% of A&E sales for the fourth quarter of fiscal 2004 up from approximately 52% in the prior year fourth quarter. A&E’s sales for fiscal 2004 were $296.2 million, an increase of 1.1% from the prior year period when sales were $293.1 million. Foreign sales accounted for approximately 53% of A&E’s sales for fiscal 2004 as compared to approximately 52% in the prior year.

A&E’s operating profit improved to $3.5 million for the fourth quarter of fiscal 2004 compared to $2.3 million in the previous year’s fourth fiscal quarter. For fiscal 2004, operating profit was $13.1 million as compared to $13.6 million in fiscal 2003.

Operating profit was reduced by $384,000 in fiscal 2004 and $580,000 in fiscal 2003 for severance and impairment costs resulting from the company’s closing of its spinning plant in Maiden, NC. Operating profit improvements in the fourth fiscal quarter aided by the additional week in fiscal 2004 were partially offset by continued rising fuel and healthcare costs.

Dickson commented, “Retail sales in the United States have been mixed with inventories at retail growing faster than sales. Apparel imports continue to increase, but at a slower pace. We continue to focus on the cost containment initiatives in our U.S. operations, and on expanding our foreign operations and optimizing manufacturing capacities globally to be fully prepared for the changes that will occur in 2005 as quotas on apparel imports expire.”

For fiscal 2004, depreciation and amortization for Ruddick on a consolidated basis totaled $77.4 million and capital expenditures totaled $92.1 million. During fiscal 2004 Harris Teeter spent $83.9 million for capital expenditures, a 30.4% increase from spending of $64.4 million in fiscal 2003. In addition to the capital expenditures, Harris Teeter invested $28.7 million in the development of certain of its new stores during fiscal 2004. Capital expenditures for A&E were $8.1 million for fiscal 2004, compared to $9.2 million for fiscal 2003. Total capital expenditures for fiscal 2005 are expected to be approximately $115 million with Harris Teeter’s program accounting for over 90% of the total expenditures. In addition, it is anticipated that Harris Teeter will also continue to invest in the development of certain of its new stores.

The Company’s management remains cautious in its expectations for fiscal 2005 due to the intense competition in the retail grocery segment, the continued increase of apparel imports in the textile and apparel market and the unknown future impacts that will result from the expiration of apparel import quotas in 2005. Further operating improvement will be dependent on the Company’s ability to offset rising fuel and benefit costs with additional operating efficiencies and to effectively execute its global expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; the passage of future federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management’s ability to predict the adequacy of the Company’s liquidity to meet future requirements; changes in the Company’s capital expenditures and store openings and closings; the ability to predict the required contributions to the Company’s pension plan; and successful execution of initiatives designed to increase sales and profitability.

Ruddick Corporation is a holding company with two primary operating subsidiaries:

Harris Teeter, Inc., a regional chain of supermarkets in six southeastern states and American & Efird, Inc., a leading manufacturer and distributor of industrial sewing thread with global operations.

###

Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

RUDDICK CORPORATION
SUMMARY OF SALES AND EARNINGS
(in thousands, except per share data)
(unaudited)

	14 weeks ended	13 weeks ended	53 weeks ended	52 weeks ended
	October 3,	September 28,	October 3,	September 28,
	2004	2003	2004	2003
NET SALES
Harris Teeter	$689,908	$605,204	$2,572,367	$2,431,632
American & Efird	82,795	70,943	296,230	293,107

Total	772,703	676,147	2,868,597	2,724,739

COST OF SALES
Harris Teeter	486,227	427,365	1,816,446	1,728,454
American & Efird	62,330	53,547	218,650	219,219

Total	548,557	480,912	2,035,096	1,947,673

GROSS PROFIT
Harris Teeter	203,681	177,839	755,921	703,178
American & Efird	20,465	17,396	77,580	73,888

Total	224,146	195,235	833,501	777,066

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
Harris Teeter	175,389	153,421	651,515	609,556
American & Efird	16,985	14,538	64,123	59,684
Corporate	1,660	1,146	5,065	5,134

Total	194,034	169,105	720,703	674,374

EXIT AND IMPAIRMENT CHARGES
American & Efird	—	580	384	580

OPERATING PROFIT (LOSS)
Harris Teeter	28,292	24,418	104,406	93,622
American & Efird	3,480	2,278	13,073	13,624
Corporate	(1,660)	(1,146)	(5,065)	(5,134)

Total	30,112	25,550	112,414	102,112

OTHER EXPENSE (INCOME)
Interest expense	3,420	3,040	12,938	12,385
Interest income	(552)	(512)	(2,271)	(1,417)
Net investment (gains) losses	(149)	(1,936)	(981)	(2,419)
Minority interest	480	394	1,564	1,471

Total	3,199	986	11,250	10,020

INCOME BEFORE TAXES	26,913	24,564	101,164	92,092
INCOME TAXES	9,003	8,200	36,505	32,210

NET INCOME	$17,910	$16,364	$64,659	$59,882

WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING —
Weighted Average Number of Basic Shares Outstanding	46,724	46,208	46,489	46,385
Weighted Average Number of Diluted Shares Outstanding	47,133	46,373	46,851	46,463

NET INCOME PER SHARE —
Earnings Per Share — Basic	$0.38	$0.35	$1.39	$1.29
Earnings Per Share — Diluted	$0.38	$0.35	$1.38	$1.29

DIVIDENDS DECLARED PER SHARE — Common	$0.10	$0.09	$0.40	$0.36

RUDDICK CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	October 3,	September 28,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash and Cash Equivalents	$46,579	$63,222
Temporary Investments	60,471	58,343
Accounts Receivable, Net	70,007	66,326
Inventories	230,856	214,122
Net Current Deferred Income Tax Benefits	12,809	12,251
Prepaid and Other Current Assets	25,164	25,232

Total Current Assets	445,886	439,496

PROPERTY, NET	539,111	523,397

INVESTMENTS	58,726	33,706

GOODWILL AND OTHER INTANGIBLES	14,403	12,684

OTHER LONG TERM ASSETS	53,866	55,739

Total Assets	$1,111,992	$1,065,022

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes Payable	$2,588	$2,667
Current Portion of Long-Term Debt	8,648	31,596
Dividends Payable	—	3,408
Accounts Payable	148,196	144,961
Federal and State Income Taxes	1,640	147
Accrued Compensation	40,832	38,010
Other Current Liabilities	56,011	53,515

Total Current Liabilities	257,915	274,304

LONG-TERM DEBT	157,639	157,499

NET LONG-TERM DEFERRED INCOME TAX LIABILITIES	24,589	29,282

PENSION LIABILITIES	60,028	60,808

OTHER LONG-TERM LIABILITIES	54,300	39,106

MINORITY INTEREST	7,811	8,758

SHAREHOLDERS’ EQUITY:
Capital Stock — Common	56,634	47,749
Retained Earnings	535,188	489,135
Accumulated Non-Owner Changes in Equity	(42,112)	(41,619)

Shareholders’ Equity	549,710	495,265

Total Liabilities and Shareholders’ Equity	$1,111,992	$1,065,022

RUDDICK CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	October 3,	September 28,
	2004	2003
CASH FLOW FROM OPERATING ACTIVITIES
Net Income	$64,659	$59,882
Non-Cash Items Included in Net Income Depreciation and Amortization	77,415	77,237
Deferred Taxes	(4,736)	96
Loss on Sale of Property	2,357	6,061
Other, Net	1,997	8,589
(Increase) Decrease in Current Assets	(20,346)	14,228
Increase (Decrease) in Current Liabilities	6,465	(8,851)
Increase (Decrease) in Certain Long-Term Liabilities	7,918	(6,882)

NET CASH PROVIDED BY OPERATING ACTIVITIES	135,729	150,360

INVESTING ACTIVITIES
Capital Expenditures	(92,092)	(73,581)
Purchase of Other Investment Assets	(31,416)	(22,669)
Net Increase in Temporary Investments	(2,129)	(48,823)
Cash Proceeds from Sale of Property	12,017	2,669
Company Owned Life Insurance, Net	(910)	(2,851)
Other, Net	3,134	(3,702)

NET CASH USED IN INVESTING ACTIVITIES	(111,396)	(148,957)

FINANCING ACTIVITIES
Net (Payments on) Proceeds from Short-Term Borrowings	(79)	967
Proceeds from Issuance of Long-Term Debt	449	1,164
Payments on Long-Term Debt	(31,417)	(708)
Dividends Paid	(18,606)	(16,687)
Purchase and Retirement of Common Stock	—	(5,202)
Proceeds from Stock Issued and Other	8,677	1,863

NET CASH USED IN FINANCING ACTIVITIES	(40,976)	(18,603)

DECREASE IN CASH AND CASH EQUIVALENTS	(16,643)	(17,200)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	63,222	80,422

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$46,579	$63,222

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest	$12,727	$12,797
Income Taxes	$39,962	$29,275
Non-Cash Activity:
Capital Leases Incurred	$8,383	$2,689

RUDDICK CORPORATION
OTHER STATISTICS
October 3, 2004
(Dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
4th Quarter	$15.8	$4.5	$0.3	$20.6
Year to Date	58.5	17.5	1.4	77.4

Capital Expenditures:
4th Quarter	$32.4	$2.5	$—	$34.9
Year to Date	83.9	8.1	0.1	92.1

Purchase of Other Investment Assets:
4th Quarter	$10.5	$1.9	$—	$12.4
Year to Date	28.7	2.7	—	31.4

	Quarter	Year to Date
Harris Teeter Store Count:
Beginning number of stores	136	140
Opened during the period	6	7
Closed during the period	(4)	(9)

Stores in operation at end of period	138	138

	Quarter	Year to Date
Harris Teeter Comparable Store Sales Increase	4.93%	2.97%

Definition of Comparable Store Sales:
Comparable stores are those stores that are in operation for the entire time of the respective reporting periods. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store with the intention of closing the existing store is included as a replacement store in the comparable store sales measure as if it were the same store, but only if, in fact, the existing store is concurrently closed. Sales increases from remodeled and expanded existing comparable stores are included in the calculations of comparable store sales.